Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is entered by and between Thomas W. Wilkinson (“Executive”) and Sonim Technologies, Inc., a Delaware corporation (the “Company”), on this 31st day of May, 2021 (the “Effective Date”).

WHEREAS, Executive has been employed by, and is a director and officer of, the Company, and the parties desire to provide for Executive’s separation with the Company as set forth below;

WHEREAS, Executive is a party to an employment letter agreement with the Company dated October 28, 2019 (the “Employment Agreement”);

WHEREAS, Executive is a party to an Employment Confidential Information and Invention Assignment Agreement with the Company dated October 30, 2019 (the “Confidentiality Agreement”);

WHEREAS, Executive is a party to an Indemnity Agreement with the Company dated October 29, 2019 (the “Indemnity Agreement”); and

WHEREAS, the parties desire to enter into this Agreement on the terms and conditions set forth below and have each agreed to waive any requirement to provide notice of Executive’s termination of employment to the other party as contemplated by the Employment Agreement.

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, Executive and the Company agree as follows:

1. Resignation. Executive irrevocably resigns as an officer, employee, director, manager and in each and every other capacity with the Company and each of its Affiliates (as such term is defined below) effective on the Effective Date. The Company confirms that such resignations are accepted. Executive agrees that, as of the Effective Date, he holds no such position. Except for salary for the current pay period and contributions (which Executive estimates at $500) that Executive has made to the Company’s 2019 Employee Stock Purchase Plan for the offering period currently in effect under that plan (which contributions will be returned to Executive, without purchasing stock, in accordance with the terms of that plan), Executive agrees that he has been paid all compensation and benefits due from the Company and each of its Affiliates (including, but not limited to, salary, bonus, incentive, and other wages), and that all payments due to Executive from the Company or any of its Affiliates after the Effective Date shall be determined under this Agreement. Executive also agrees that he has submitted and been reimbursed for all reimbursable business expenses. Except as expressly provided in Section 3 below and except for shares of Company common stock that Executive owns outright and are held in a brokerage account in his name, Executive agrees that he holds no equity or derivative equity interest in, has no right with respect to any such interest in, has no right to any other incentive in or with respect to, and otherwise has no investment or right to make any investment in or with respect to the Company or any of its Affiliates. Executive’s accrued and vested benefit (if any) under the Company’s 401(k) plan will be paid in accordance with the terms of that plan. As used in this Agreement: (i) the term “Affiliate” means a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; (ii) the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person; and (iii) the term “person” shall be construed broadly and includes, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

2. Severance Payment. Provided that Executive signs this Agreement and does not revoke this Agreement (or any portion thereof), the Company shall:

(a)

continue to pay Executive base salary at the rate in effect on the Effective Date in installments in accordance with the Company’s standard payroll practices for a period of twelve (12) months following the Effective Date (i.e., such payments over such twelve (12) month period to total, in the aggregate before withholding and deductions, $400,000), subject in each case to tax withholding and other authorized deductions, and with the first such payment to be made on the Company pay date occurring on or about June 15, 2021; and

(b)

reimburse Executive for monthly premiums paid to continue Executive’s (and, if applicable, Executive’s eligible spouse and dependents) Company health insurance under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of twelve (12) months after the Effective Date (subject to earlier termination if Executive is covered under the health insurance program of a subsequent employer, if Executive is no longer eligible for COBRA continuation coverage, or if the Company is no longer obligated to provide COBRA continuation coverage);

provided, however, that Executive’s right to such severance benefits (other than the first installment of the benefit described in Section 2(a)) is subject to Executive’s compliance with Executive’s obligations under, and the Company may terminate such severance benefits (other than the first installment of the benefit described in Section 2(a) which the parties agree is, in and of itself, good and valid consideration for the release set forth in Section 5 and the other agreements set forth in this Agreement) should Executive breach any obligation of Executive under, the Confidentiality Agreement.

In the event Executive becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the twelve (12) months after the Effective Date, Executive agrees that he will immediately notify the Company in writing of such event.

3. Equity Awards and Transaction Bonus Plan.

(a)

The Company granted Executive stock options on December 2, 2019 to acquire a total of up to 200,000 shares of Company common stock at a per share exercise price of $2.48 (the “Options”). As of the Effective Date, the Options have become vested as to 79,166 shares of Company common stock subject thereto in accordance with the applicable written stock option agreements from the Company setting forth the terms and conditions of such options (the “Stock Option Agreements”, such vested portion of the Options, the “Vested Options”, and the portion of the Options that are not Vested Options, the “Unvested Options”). Pursuant to the Stock Option Agreements, the Unvested Options shall terminate and hereby are terminated on the Effective Date, the Vested Options shall continue to be exercisable for a limited period of time (generally, three months with such period to be determined under the applicable Stock Option Agreements) following the Effective Date, the Vested Options shall terminate at the end of such limited period of time to the extent not exercised in accordance with the terms of the Stock Option Agreements by Executive during such limited period of time, and Executive shall have no further right under or with respect to any Options that terminate (including any Vested Options that terminate as well as all of the Unvested Options that terminate on the Effective Date).

(b)

The Company granted Executive a total of 325,000 restricted stock units on June 9, 2020 and a total of 200,000 restricted stock units on September 29, 2020 (together, all such restricted stock units, the “RSUs”). As of the Effective Date, no portion of the RSUs has become vested in accordance with the applicable written restricted stock unit award agreements from the Company setting forth the terms and conditions of such RSUs (the “RSU Award Agreements”). On the Effective Date, all of the RSUs shall terminate and hereby are terminated, and Executive shall have no further right under or with respect thereto.

(c)

Executive has participated in the Company’s Transaction Bonus Plan (as it may be amended and/or restated from time to time, the “Transaction Bonus Plan”). In accordance with Section 5(d) of the Transaction Bonus Plan, Executive remains entitled to a bonus under the Transaction Bonus Plan should a “Transaction” (as defined in the Transaction Bonus Plan) occur on or before November 30, 2021 that results in “Net Proceeds” (as defined in the Transaction Bonus Plan) as to which bonuses would be payable under the Transaction Bonus Plan, all subject to, and determined in accordance with the terms and conditions of, the Transaction Bonus Plan and Executive’s Acknowledgment and Agreement of Participation with the Company thereunder (together with the Transaction Bonus Plan, the “Transaction Bonus Plan Documentation”). If no such Transaction occurs on or before November 30, 2021, Executive’s participation in the Transaction Bonus Plan shall terminate on November 30, 2021 and Executive shall have no further right under, or with respect to, the Transaction Bonus Plan.

4. COBRA Benefits. Executive shall have the option to convert and continue coverage for Executive and Executive’s eligible dependents under the Company’s group health and dental insurance plans, as may be required by law under COBRA. Executive further acknowledges that Executive must make a timely election to continue such coverage for COBRA benefits and, except as expressly provided in Section 2(b) above, Executive shall be exclusively responsible to pay the full costs of the premiums and administrative charges required by COBRA.

5. Release. Executive, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby fully and forever releases the Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from, and agrees not to sue concerning, or in any manner institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any acts or omissions that have occurred up until and including the date and time that Executive signs the Agreement (collectively, “Claims”), including, without limitation, (a) any and all Claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship; (b) any and all Claims for violation of any federal, state or municipal, or other applicable jurisdiction (whether in or outside of the United Sates) law, constitution, regulation, ordinance or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the federal Family Medical Leave Act; and all amendments to each such law; (c) any and all Claims for any wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied (including but not limited to Claims arising out of the Employment Agreement or any equity or other incentive award agreements entered into by the parties prior to the date hereof); breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; personal injury; invasion of privacy; false imprisonment; and conversion; (d) any and all Claims for wages, benefits, severance, vacation, bonuses, commissions, equity, expense reimbursements, or other compensation or benefits; and (e) any and all Claims for attorneys’ fees, costs and/or penalties; provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) this Agreement; (2) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (3) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; or (4) any rights to continued medical and dental coverage that Executive may have under COBRA. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

Executive understands that nothing in this Agreement limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, by signing this Agreement Executive waives his right to recover individual relief based on any released claims asserted in such a charge or complaint with the exception that this Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies authorized to provide monetary or other awards to eligible individuals who come forward with information that leads to an agency enforcement action. Notwithstanding anything to the contrary herein, consistent with the federal Defend Trade Secrets Act of 2016 (“DTSA”), nothing in this Agreement or the Confidentiality Agreement is intended to limit Executive’s right (a) to disclose the Company’s trade secrets in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (b) to disclose the Company’s trade secrets in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and Executive does not otherwise disclose such trade secrets, except pursuant to court order.

6. Waiver of Unknown Claims. The release in Section 5 is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

7. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:

(a) In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before executing this Agreement;

(b) He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c) He was given a copy of this Agreement on May 26, 2021, and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to the expiration of such 21-day period he will have done so voluntarily and with full knowledge that he is waiving his right to have twenty-one (21) days to consider this Agreement; and that such twenty-one (21) day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such twenty-one (21) day period after he received it;

(d) He was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises this revocation right, neither the Company nor Executive will have any obligation under this Agreement. Any notice of revocation should be sent by Executive in writing to the Company (Sonim Technologies, Inc., care of Jeffrey W. Walbridge, Esq., O’Melveny & Myers LLP, 610 Newport Center Drive, Suite 1700, Newport Beach, California, 92660), so that it is received within the seven-day period following execution of this Agreement by Executive.

(e) Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

8. No Transferred Claims, Pending Claims, Future Lawsuits or Liens. Executive warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof. Executive warrants and represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the Releasees. Executive also warrants and represents that he does not presently intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the Releasees. Executive also promises to opt out of any class or representative action and to take such other steps as Executive has the power to take to disassociate himself from any class or representative action seeking relief against the Company and/or any other Releasee regarding any of the matters released in this Agreement. Executive represents and warrants that (a) Executive has the capacity to act on his own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement; and (b) there are no liens or claims of any lien or assignment in law or equity or otherwise of or against any of the claims released in this Agreement.

9. Return of Property. Executive represents and warrants that he has not, and that he will not, commit any act or omission that harms, impairs or in any way damages the Company’s (or any of its Affiliate’s) computer systems and resources, including but not limited to, data, servers, storage, personal computers, mobile devices, security systems, network systems, and Company software. Executive represents and warrants that he has returned to the Company (a) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized electronic information, that refer, relate or otherwise pertain to the Company or any of its Affiliates that were in Executive’s possession, subject to Executive’s control or held by Executive for others; and (b) all property or equipment that Executive has been issued by the Company or any of its Affiliates during the course of his employment or property or equipment that Executive otherwise possessed, including any keys, credit cards, office or telephone equipment, computers, tablets, cell phones/smartphones, and other devices. Executive acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any property or equipment of the Company or any of its Affiliates. Executive further agrees that Executive will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any of its Affiliates that has been or is inadvertently directed to Executive following the Effective Date. Executive represents and warrants that he has provided the Company with any login, password and account information needed to access any Company property or information that is (or previously was) in his possession or control.

10. Arbitration. Except as provided in the Confidentiality Agreement, any non-time barred, legally actionable controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other non-time barred, legally actionable controversy or claim arising out of or relating to Executive’s employment or association with the Company or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of state or federal statute, common law or constitution, shall be submitted to individual, final and binding arbitration, to be held in Austin, Texas, before a single arbitrator selected from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in accordance with the then-current JAMS Arbitration Rules and Procedures for employment disputes, as modified by the terms and conditions in this Section (which may be found at www.jamsadr.com under the Rules/Clauses tab). The parties will select the arbitrator by mutual agreement or, if the parties cannot agree, then by striking from a list of qualified arbitrators supplied by JAMS from their labor and employment law panel. Final resolution of any dispute through arbitration may include any remedy or relief that is provided for through any applicable state or federal statutes, or common law. Statutes of limitations shall be the same as would be applicable were the action to be brought in court. The arbitrator selected pursuant to this Agreement may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator under this Agreement shall be final and binding on the parties to this Agreement and may be enforced by any court of competent jurisdiction. The Company will pay those arbitration costs that are unique to arbitration, including the arbitrator’s fee (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable fees and costs to the prevailing party. The arbitrator may not award attorneys’ fees to a party that would not otherwise be entitled to such an award under the applicable statute. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost. Except as provided in the Confidentiality Agreement, the parties acknowledge and agree that they are hereby waiving any rights to trial by jury or a court in any action or proceeding brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s employment.

11. Miscellaneous.

(a) Successors.

•	This Agreement is personal to Executive and shall not be assignable by Executive.

•

This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

(b) Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be binding unless in writing and signed by the party asserted to have granted such waiver.

(c) Modification. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(d) Complete Agreement. This Agreement, together with the Confidentiality Agreement and the Indemnity Agreement, embodies the entire agreement of the parties hereto respecting the matters within its and their scope and is an integrated agreement. This Agreement, together with the Confidentiality Agreement and the Indemnity Agreement, supersedes all prior or contemporaneous agreements of the parties hereto and that directly or indirectly bear upon the subject matter hereof or thereof (including, without limitation, the Employment Agreement). Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof, or of the Confidentiality Agreement or the Indemnity Agreement, or of any portion of this Agreement, the Confidentiality Agreement, or the Indemnity Agreement, shall be deemed to have been merged into this Agreement, the Confidentiality Agreement, and the Indemnity Agreement, and to the extent inconsistent with this Agreement, the

Confidentiality Agreement, and the Indemnity Agreement, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. This Agreement, together with the Confidentiality Agreement and the Indemnity Agreement, is a fully integrated agreement. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter of this Agreement, the Confidentiality Agreement, or the Indemnity Agreement, except as expressly set forth in this Agreement, the Confidentiality Agreement, and the Indemnity Agreement. Without limiting the generality of the foregoing, Individual has no further rights, and the Company and its Affiliates have no further obligation, under or with respect to the Employment Agreement. The Stock Option Agreement is outside of the scope of the foregoing integration provisions of this Section 11(d) as to the Vested Options that remain outstanding following the Effective Date in accordance with Section 3. The Transaction Bonus Plan Documentation is outside of the scope of the foregoing integration provisions of this Section 11(d) as to Executive’s continuing contingent rights thereunder referenced in Section 3(c).

(e) Severability. In the event that any portion of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such portion to other persons or circumstances will be interpreted so as reasonable to effect the intent of the parties hereto.

(f) Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of Texas, and, except for Section 10 which shall be governed by the Federal Arbitration Act (both substantively and procedurally), the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas without regard to principles of conflict of laws.

(g) Cooperation in Drafting. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.

(h) Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

(i) Notices. All notices, requests, demands and other communications called for by this Agreement will be in writing and will be deemed given (1) on the date of delivery if delivered personally, by facsimile or by electronic mail, (2) one (1) day after being sent by a well-established commercial overnight service, or (3) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Sonim Technologies, Inc.

c/o Jeffrey W. Walbridge, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, California 92660

If to Executive:

at the last residential address reflected on the Company’s records.

(j) No Wrongdoing. This Agreement constitutes a compromise and settlement of any and all potential disputed claims. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

(k) Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that (a) they have read this Agreement; (b) they have had the opportunity to seek legal counsel of their own choice; (c) they understand the terms and consequences of this Agreement and of the releases it contains; and (d) they are fully aware of the legal and binding effect of this Agreement.

(l) Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

(m) Headings; Construction. The section and paragraph headings and titles contained in this Agreement are inserted for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders and the neutral. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

(n) Taxes. Except for amounts withheld by the Company, Executive shall be solely responsible for any taxes due as a result of any payments or benefits provided for in this Agreement.

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I have read the foregoing Separation and Release Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this 31st day of May 2021, at Travis County, Texas.

“Executive”

/s/ Thomas W. Wilkinson
Thomas W. Wilkinson

EXECUTED this 31st day of May 2021, at Travis County, Texas.

“Company”
SONIM TECHNOLOGIES, INC.

/s/ Robert Tirva
By:	Robert Tirva
Its:	Chief Financial Officer